Filed Pursuant to Rule 424(b)(5)

Registration No. 333-138769

Prospectus Supplement

(To prospectus dated December 14, 2006)

Sonic Foundry, Inc.

3,000,000 Shares of Common Stock

We are selling 3,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the Nasdaq Global Market under the symbol “SOFO.” On December 20, 2006, the last reported sale price of our common stock on the Nasdaq Global Market was $5.04 per share.

	Per Share	Total
Public offering price	$3.750	$11,250,000
Underwriting discount	$0.225	$675,000
Proceeds to us	$3.525	$10,575,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about December 27, 2006.

Robert W. Baird & Co.

December 20, 2006

Prospectus Supplement

Prospectus

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and Robert W. Baird & Co. Incorporated (the “underwriter”) has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our principal executive offices are located at 222 West Washington Avenue, Suite 775, Madison, Wisconsin 53703. Our telephone number is (608) 443-1600.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “our company”, “we”, “our”, “us” or similar references mean Sonic Foundry, Inc.

OUR COMPANY

Sonic Foundry, Inc. is a technology leader in the emerging web communications marketplace, providing enterprise solutions and services that link an information-driven world. Our principal product line, Mediasite™, is a web communication and content management system that automatically and cost-effectively webcasts lectures and presentations. Trusted by Fortune 500 companies, top education institutions and Federal, state and local government agencies for a variety of critical communication needs, we believe Mediasite is the leading one-to-many multimedia communication solution for capturing knowledge and sharing it online.

Our core product is the Mediasite web communication and content management system. In the short time since we first introduced Mediasite, the system has set the standard as a transformational communications medium, changing the way organizations communicate via the web and how people around the globe receive vital information needed for work, professional advancement, safety and education.

The Mediasite solution family includes Mediasite Recorders to capture multimedia presentations; Mediasite Server Software to stream, archive and manage online presentation content; Mediasite Hosting Services to provide a user-friendly, pay-as-you go content hosting alternative; and SmartServe Services to provide annual software maintenance and technical support. Related products and services include installation, training, event capture and custom development services.

Mediasite lets organizations create affordable multimedia webcasts and gives them the tools to manage and secure their presentations. At the push of one button, Mediasite Recorders automate the capture and delivery of multimedia presentations and lectures (combining audio, video and accompanying graphics) for either live or on-demand viewing via the Internet. The process is unobtrusive and instantaneous, requiring no time-consuming or costly production. Viewers access the information live or on-demand anytime, anywhere using nothing more than a standard web browser. Mediasite Server Software provides a unified web communications platform to webcast presentations over the Internet for live or on-demand access and archive presentations in online catalogs. Mediasite Server centrally stores, secures, manages and monitors these media assets so they can be leveraged across large enterprises. Mediasite Hosting Services are available in Quick Start and Turnkey offerings to provide hosting, delivery and management of online multimedia content using our hosting data center and infrastructure, enabling organizations to take advantage of Mediasite without having to wade through the IT or network complexities associated with their own technology environment. SmartServe Services provide Mediasite customers annually renewable maintenance and support plans on their Mediasite solutions—giving them access to our technical skills and Mediasite software updates.

Currently, we have over one thousand media recorders installed within presentation venues around the world. We believe that these growing repositories drive further interest in deploying advanced search technology. Work on search technology began in the early 1990s through the initial efforts of Carnegie Mellon University and its Informedia project. Since that time, we have continued to advance and commercialize the technology to its present state. In December 2005, we launched Mediasite.com to showcase the public lectures, briefings and conference sessions of many education, government and corporate entities. Mediasite.com is the first search portal which aggregates publicly-available presentations of audio, video and graphical content, currently indexing over 11,000 public presentations or almost 9,000 hours of content. Mediasite.com also serves as a beta testing environment for new search technology initiatives involving speech recognition, phonetic speech, optical character recognition, language processing and contextual analysis to identify key words that are found within the graphics, audio and video of multimedia communications online.

Sonic Foundry, Inc., the parent company of Sonic Foundry Media Systems, Inc., our web communications business, was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 222 West Washington Ave., Madison, Wisconsin, 53703 and our telephone number is (608) 443-1600. Our corporate website is http://www.sonicfoundry.com. We make available, free of charge, at the “Investor Information” section of our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and

amendments to reports required to be filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the filing of such reports with the Securities and Exchange Commission.

THE OFFERING

Common stock offered	3,000,000 shares

Approximate number of shares of common stock outstanding after the offering	35,250,000 shares

Listing	The Nasdaq Global Market

Symbol	SOFO

The number of shares outstanding after the offering is based on our shares outstanding as of December 20, 2006. The number of shares of common stock offered and to be outstanding after this offering does not include shares issuable upon the exercise of outstanding stock options held by our employees, executive officers and directors.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10,405,000, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. We will use the net proceeds from the offering for support of continuing research and development efforts and capital expenditures in areas including advancement of our search technology, intellectual property protection, as well as other business development activities, working capital needs and general corporate purposes. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 20, 2006, we have agreed to sell to the underwriter named below the following number of shares of common stock initially at the public offering price on the cover page of this prospectus supplement:

Underwriter	Number of Shares
Robert W. Baird & Co. Incorporated	3,000,000

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Underwriting discounts and commissions paid by us	$0.225	$675,000
Expenses payable by us	$0.057	$170,000

We have agreed to pay all of the costs, fees and expenses in connection with this offering. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus supplement, the Nasdaq Global Market listing fees and reasonable out-of-pocket expenses of the underwriter, including the fees, disbursements and expenses of the underwriter’s counsel, subject to certain conditions.

We have agreed that during the period commencing on the date of the underwriting agreement and ending on the 90th day following the date of this prospectus supplement, the Company will not, without the prior written consent of the underwriter (which consent may be withheld at the sole discretion of the underwriter), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position,” or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act of 1933, as amended, in respect of, any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock (other than as contemplated by the underwriting agreement). However, we may issue shares of our common stock or options to purchase our common stock, or shares of our common stock upon exercise of options, in each case, pursuant to any of our stock option, stock bonus or other stock plans or arrangements.

We have also agreed to cause each of our executive officers to furnish to the underwriter, prior to the closing date with respect to the shares offered pursuant to this prospectus supplement, a lock-up agreement regarding the common stock of the Company, pursuant to which each such person will agree, not to (1) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock, (2) to enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the shares or securities convertible into or exercisable or exchangeable in common stock beneficially owned by such person, or (3) to engage in any short selling of our common stock. These restrictions will not apply to the transfer of shares of our common stock by such persons as a privately-negotiated transaction, to bona fide gifts, or to dispositions to any trust, partnership or other entity for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that the purchaser, recipient, trust, partnership or other entity, as the case may be, agrees in writing to be bound by the same restrictions with respect to dispositions of our common stock.

We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	If the underwriter sells more shares than the underwriter is obligated to purchase, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 220,000 shares of our Common Stock. Some legal matters will be passed upon for the underwriter by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

Prospectus

We may offer and sell from time to time up to an aggregate offering of 12,000,000 shares of our common stock, at prices and on terms that we will determine at the times of the offerings.

We will provide specific terms of the securities, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

Our common stock is quoted on The Nasdaq Global Market under the symbol “SOFO”.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 14, 2006

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our company”, “we”, “our”, “us” or similar references mean Sonic Foundry, Inc.

This prospectus is part of a registration statement that we filed with the Securities Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell up to 12,000,000 shares of our common stock in one or more offerings. We may not sell common stock until the registration statement filed with the SEC is effective. Each time we offer common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS

The occurrences or any of the following risks could materially and adversely affect our business, financial condition and operating results.

We may need to raise additional capital if we do not quickly become profitable.

Based on our cash balance at September 30, 2006 of $2.8 million and our expectation that we’ll generate positive cash from operations in fiscal 2007, we anticipate having sufficient cash resources for at least the next twelve months. The business environment may not be conducive to raising additional debt or equity financing. If we borrow money, we may incur significant interest charges, which could harm our profitability. Holders of debt would also have rights, preferences or privileges senior to those of existing holders of our common stock. If we raise additional equity, the terms of such financing may dilute the ownership interests of current investors and cause our stock price to fall significantly. We may not be able to secure financing upon acceptable terms at all. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results, and financial condition

We have a history of losses.

For the year ended September 30, 2006, we had a gross margin of $9.35 million on revenues of $12.6 million with which to cover sales, marketing, research, development and general administrative costs. Our sales, marketing, research, development and general administration costs have historically been a significant percentage of our revenues, due partly to the expense of developing leads and the relatively long period required to convert leads into sales associated with selling products that are not yet considered “mainstream” technology investments. For the year ended September 30, 2006, our operating expenses exceeded our gross margin by 38%. Although we expect our operating losses as a percentage of revenues to continue to decline and reach break-even during fiscal 2007, we may never achieve profitability.

If a sufficient number of customers do not accept our products, our business may not succeed.

We cannot predict how the market for our products will develop, and part of our strategic challenge will be to convince enterprise customers of the productivity, improved communications, cost savings and other benefits of our products. Our future revenues and revenue growth rates will depend in large part on our success in delivering these products effectively and creating market acceptance for these products. If we fail to do so, our products will not achieve widespread market acceptance, and we may not generate significant revenues to offset our development and sales and marketing costs, which will hurt our business.

We may not be able to innovate to meet the needs of our target market.

Our future success will continue to depend upon our ability to develop new products or product enhancements that address future needs of our target markets and to respond to these changing standards and practices. Our revenue could decline if we do not capitalize on our current market leadership by timely developing innovative new products or product enhancements that will increase the likelihood that our products will be accepted in preference to the products of our current and future competitors. Our ability to develop new products or product enhancements may require increases in research and development costs. Such increases may cause our near-term operational results to suffer.

Multiple unit sales may fail to materialize.

We need to sell multiple units to educational, corporate and government institutions in order to sell most efficiently and become profitable. In fiscal 2006, 42% of unit revenues were to existing customers compared to 46% in fiscal 2005. At September 30, 2006, 210 customers had purchased multiple units compared to 89 customers at September 30, 2005. While we have addressed a strategy to leverage existing customers and close multiple unit transactions, a customer may choose not to make expected purchases of our products. The failure of our customers to adopt our products throughout their organizations by making expected purchases will harm our business.

If our marketing and lead generation efforts are not successful, our business will be harmed.

We believe that continued marketing efforts will be critical to achieve widespread acceptance of our products. Our marketing campaign may not be successful given the expense required. For example, failure to adequately generate and develop sales leads could cause our future revenue growth to decrease. In addition, our inability to generate and cultivate sales leads into key accounts in targeted, large organizations, where there is the potential for significant use of our products, could have a material effect on our business. We may not be able to identify and secure the number of strategic sales leads necessary to help generate marketplace acceptance of our products. If our marketing or lead-generation efforts are not successful, our business and operating results will be harmed.

The length of our sales and deployment cycle is uncertain, which may cause our revenues and operating results to vary significantly from quarter to quarter and year to year.

During our sales cycle, we spend considerable time and expense providing information to prospective customers about the use and benefits of our products without generating corresponding revenues. Our expense levels are relatively fixed in the short-term and based in part on our expectations of future revenues. Therefore, any delay in our sales cycle could cause significant variations in our operating results, particularly because a relatively small number of customer orders represent a large portion of our revenues.

We anticipate that some of our largest sources of revenues will be government entities, educational institutions and large corporations that often require long testing and approval processes before making a decision to purchase our products. In general, the process of selling our products to a potential customer may involve lengthy negotiations. As a result, we anticipate that our sales cycle will be unpredictable. Our sales cycle will also be subject to delays as a result of customer-specific factors over which we have little or no control, including budgetary constraints and internal approval procedures.

Our products are aimed toward a broadened business user base within our key markets. These products are relatively early in their product life cycles and we are relatively inexperienced with their sales cycle. We cannot predict how the market for our products will develop and part of our strategic challenge will be to convince targeted users of the productivity, improved communications, cost savings and other benefits. Accordingly, it is likely that delays in our sales cycles with these products will occur and this could cause significant variations in our operating results.

We currently depend on international sales and our business strategy includes growing international sales. Any economic downturn, changes in laws, changes in currency exchange rates or political unrest in other countries could have a material adverse effect on our business.

For the fiscal year ended September 30, 2006, total revenues derived from international sales were approximately $2.1 million, representing approximately 17% of total revenues. For the fiscal year ended September 30, 2005, revenues derived from international sales were approximately $1.5 million, representing approximately 18% of total revenues. Our international operations have historically exposed us to longer accounts receivable and payment cycles. Additionally, because our sales are denominated in U.S. dollars, changes in exchange rates could harm our foreign business by raising the price of our products in foreign countries.

Our international operations expose us to a variety of other risks that could impede our financial condition and growth. These risks include the following:

•	potentially adverse tax consequences;

•	difficulties in complying with regulatory requirements and standards;

•	trade restrictions and changes in tariffs; and

•	uncertainty of the effective protection of our intellectual property rights in certain foreign countries.

If any of these risks described above materialize, our international sales could decline and our foreign operations could suffer.

If our planned expansion in the Federal sector is not achieved, our business will be harmed.

One of our strategies is to expand our business in the Federal sector. This sector includes defense contractors, the United States military, Department of Defense organizations, and Homeland Security. In securing contracts and doing business with these organizations, we must comply with laws and regulations relating to the award, administration and performance of U.S. government contracts. If we are unable to comply with these laws and regulations, or if the cost of compliance becomes too high, we will have misallocated resources to this sector and our business will be harmed.

If we do not grow sales to key partners, our business will be harmed.

We have entered into contractual relationships with key partners. One of our objectives is to grow our business with certain of these key partners. If we are unable to do so, either because we cannot integrate our operations or because our products do not satisfy key partner demands, our business will be harmed.

Our marketing and sales resources are limited and may not be sufficient to achieve widespread acceptance of our products.

The success of our marketing efforts in large part is dependent upon our marketing and sales resources. If we are unable to significantly increase our marketing and sales resources our marketing campaign may not be successful and our business and operating results will be harmed. Substantial increases in expenditures for marketing and sales resources may, however, cause near term operational results to suffer.

There is a great deal of competition in the market for our products, which could lower the demand for our products.

The market for one-to-many multimedia web communication is relatively new, and we face competition from other companies that provide related digital media applications. Companies like WebEx, Microsoft and Citrix offer web conferencing applications. Although part of the overall web communications landscape, these solutions are designed primarily for smaller group collaborative communications versus one-to-many communications. Adobe, Accordent and other vendors provide presentation authoring and capture capabilities, but currently lack the breadth or depth of content management capabilities required for online multimedia presentations in an enterprise-wide deployment. Current and potential customers may choose to develop their own home-grown web communications software and services which may compete with Mediasite. We may also compete indirectly with larger system integrators who embed or integrate competing technologies into their custom-built product offerings. If one of these alternative approaches is received more favorably in the marketplace, a new approach or technology is developed or an existing or new competitor markets more effectively than we do or we otherwise do not compete effectively, our business will be harmed. In addition, the more successful we are in the emerging markets our products address, the more competitors are likely to emerge, including turnkey media application, streaming media platform developers, digital music infrastructure providers, and digital media applications service providers (including for digital musical subscription). Many of our competitors have far greater financial resources than we do, and could easily and in a short period of time overtake the marketplace and severely harm our business. We may also face competition from foreign suppliers and competition from Course Management Systems (CMS) or education information technology (IT) companies.

The presence of these competitors could reduce the demand for our systems, and we may not have the financial resources to compete successfully.

Our customers may use our products to share confidential and sensitive information, and if our system security is breached, our reputation could be harmed and we may lose customers.

Our customers may use our products to share confidential and sensitive information, the security of which is critical to their business. Third parties may attempt to breach our security or that of our customers. Customers may take inadequate security precautions with their sensitive information and we may inadvertently make that information public on our www.mediasite.com website. We may be liable to our customers for any breach in security, and any breach could harm our reputation and cause us to lose customers. In addition, customers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to resolve problems caused by any breach, including litigation-related expenses if we are sued.

The technology underlying our products and services is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our products.

The technology underlying our products is complex and includes software that is internally developed, software licensed from third parties and hardware purchased from third parties. These products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover defects that affect our current or new applications or enhancements until after they are sold. Any defects in our products and services could:

•	Damage our reputation;

•	Cause our customers to initiate product liability suits against us;

•	Increase our product development resources;

•	Cause us to lose sales; and

•	Delay market acceptance of our products.

Our insurance coverage may not be sufficient to cover our complete liability exposure.

If we are viewed only as a commodity supplier, our margins and valuations will shrink.

We need to provide value-added services in order to avoid being viewed as a commodity supplier. This entails building long-term customer relationships and developing features that will distinguish our products. If we fail to do so, our margins will shrink, and our stock may become less valued to investors.

Our success depends upon the proprietary aspects of our technology.

Our success and ability to compete depend to a significant degree upon the protection of our proprietary technology. We currently have one patent that has been issued, four patent applications pending in the United States, one of which was recently allowed. We may seek additional patents in the future. Our current patent applications cover different aspects of the technology used in our products which is important to our ability to compete. However, it is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents acquired by or issued to us may not be broad enough to protect us;

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technology, duplicate our services or design around any of our patents; and

•	effective patent protection, including effective legal-enforcement mechanisms against those who violate our patent-related assets, may not be available in every country in which we do or plan to do business.

We also rely upon trademarks, copyrights and trade secrets to protect our technology, which may not be sufficient to protect our intellectual property.

We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our technology. We have filed for eight U.S. and six foreign country trademarks, of which six U.S. and four foreign country trademarks are registered. These forms of intellectual property protection are critically important to our ability to establish and maintain our competitive position. However,

•	third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights;

•	laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or to deter others from developing similar technologies;

•	effective trademark, copyright and trade secret protection, including effective legal-enforcement mechanisms against those who violate our trademark, copyright or trade secret assets, may be unavailable or limited in foreign countries;

•	other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

•	policing unauthorized use of our services and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

If other parties bring infringement or other claims against us, we may incur significant costs or lose customers.

Other companies may obtain patents or other proprietary rights that would limit our ability to conduct our business and could assert that our technologies infringe their proprietary rights. We could incur substantial costs to defend any legal proceedings, even if without merit, and intellectual property litigation could force us to cease using key technology, obtain a license, or redesign our products. In the course of our business, we may sell certain systems to our customers, and in connection with such sale, we may agree to indemnify these customers from claims made against them by third parties for patent infringement related to these systems. In particular, claims are currently being made by holders of patents against educational institutions using streaming in their curriculum. We could be subject to similar claims, which could harm our business.

If we lose the services of Rimas P. Buinevicius, our Chief Executive Officer, or Monty R. Schmidt, our Chief Technology Officer, our business may be harmed.

Our success will depend on our senior executives. In particular, the loss of the services of our Chief Executive Officer, Rimas P. Buinevicius, or our co-founder and Chief Technology Officer, Monty R. Schmidt, would harm our business. Although we have long-term employment agreements with Messrs. Buinevicius and Schmidt, we do not have life insurance policies on any of our senior executives.

We face risks associated with government regulation of the internet, and related legal uncertainties.

Currently, few existing laws or regulations specifically apply to the Internet, other than laws generally applicable to businesses. Many Internet-related laws and regulations, however, are pending and may be adopted in the United States, in individual states and local jurisdictions and in other countries. These laws may relate to many areas that impact our business, including encryption, network and information security, and the convergence of traditional communication services, such as telephone services, with Internet communications, taxes and wireless networks. These types of regulations could differ between countries and other political and geographic divisions both inside and outside the United States. Non-U.S. countries and political organizations may impose, or favor, more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments within the United States may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for, and the costs associated with, our products and services. The adoption of such laws and regulations may harm our business.

The price of our stock has been volatile and we could be delisted from the Nasdaq Global Market.

Our common stock price, like that of many companies in the Internet industry, has been and may continue to be extremely volatile, and there is a risk we could be delisted from the Nasdaq Global Market. The market price of our common stock has been and may continue to be subject to significant fluctuations as a result of variations in our quarterly operating results and volatility in the financial markets. Our stock has traded below $1.00 on multiple occasions, including during fiscal 2006, and we previously received notice from the Nasdaq Global Market that we need to comply with the requirements for continued listing on the Nasdaq Global Market or be delisted, although we have demonstrated compliance and have been informed that the hearing file was closed. If our stock trades below $1.00 for 30 consecutive business days, we may receive another notice from the Nasdaq Global Market that we need to comply with the requirements for continued listing on the Nasdaq Global Market within 90 calendar days from such notification or be delisted. If our stock is delisted from the Nasdaq Global Market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. Additionally, our stock may be subject to “penny stock” regulations if it is delisted from the Nasdaq Global Market. If our common stock were subject to “penny stock” regulations, which apply to certain equity securities not traded on the Nasdaq Global Market which have a market price of less than $5.00 per share, subject to limited exceptions, additional disclosure would be required by broker-dealers in connection with any trades involving such stock.

Exercise of outstanding options and warrants will result in further dilution.

The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders, and may reduce the trading price of our common stock.

At September 30, 2006, we had outstanding options and warrants to acquire 5.3 million shares of common stock, 1.1 million of which are subject to future vesting; included in the foregoing are 4.6 million options which have been granted under our 1995 Employee Stock Option Plan, our 1999 Non-Qualified Stock Option Plan and our Non-Employee Director Stock Option Plan, 3.5 million of which are immediately exercisable.

To the extent that these stock options or warrants are exercised, dilution to the interests of our stockholders will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercises of these options or warrants, or even the potential of their exercise may have an adverse effect on the trading price of our common stock. The holders of our options or our warrants are likely to exercise them at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options and warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms, which are more favorable to us than the exercise terms provided, by these options and warrants.

We may need to make acquisitions or form strategic alliances or partnerships in order to remain competitive in our market, and potential future acquisitions, strategic alliances or partnerships could be difficult to integrate, disrupt our business and dilute stockholder value.

We may acquire or form strategic alliances or partnerships with other businesses in the future in order to remain competitive or to acquire new technologies. As a result of these acquisitions, strategic alliances or partnerships, we may need to integrate products, technologies, widely dispersed operations and distinct corporate cultures. The products, services or technologies of the acquired companies may need to be altered or redesigned in order to be made compatible with our software products and services, or the software architecture of our customers. These integration efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions, strategic alliances or partnerships could seriously harm our operating results. In addition, our stockholders would be diluted if we finance the acquisition, strategic alliances or partnerships by incurring convertible debt or issuing equity securities.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.

As a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of the provisions of which are not yet applicable to us. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices and continue to update the program in response to newly implemented regulatory requirements and guidance, we cannot assure that we are or will be in compliance with all potentially applicable regulations. For example, we cannot assure that in the future our management will not find a material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, which, under proposed SEC rules, would require us as a non-accelerated filer to provide a report by management assessing the effectiveness of our internal control over financial reporting for our fiscal year ending September 30, 2008 and provide an auditor’s attestation report for our fiscal year ending September 30, 2009. If our non-affiliate market capitalization is $75 million or greater at March 31, 2007, as it was as of October 12, 2006, we will be required to be fully compliant with both the management assessment and auditor attestation at the end of fiscal 2007. We also cannot assure that we could correct any such weakness to allow our management to assess the effectiveness of our internal control over financial reporting as of the end of our fiscal year in time to enable our independent registered public accounting firm to attest that such assessment will have been fairly stated in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission or attest that we have maintained effective internal control over financial reporting as of the end of our fiscal year. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines, or other sanctions or litigation. In addition, if we must disclose any material weakness in our internal control over financial reporting, this may cause our stock price to decline.

We are subject to risks associated with governmental regulation and legal uncertainties.

It is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet that might affect us. Those laws may relate to areas such as:

•	changes in telecommunications regulations;

•	copyright and other intellectual property rights;

•	encryption;

•	personal privacy concerns, including the use of “cookies” and individual user information;

•	e-commerce liability;

•	email, network and information security.

Changes in telecommunications regulations could substantially increase the costs of communicating on the Internet or over Voice over Internet Protocol (VoIP) networks. This, in turn, could slow the growth in the internet use of VoIP networks and thereby decrease the demand for our services. Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet and VoIP networks in the same manner as other telecommunications services by imposing access fees. Recent events suggest that the FCC may begin regulating the Internet and VoIP networks in such a way. In addition, we operate our services throughout the United States and state regulatory authorities may seek to regulate aspects of our services as telecommunications activities.

Other countries and political organizations are likely to impose or favor more and different regulations than those that have been proposed in the United States, thus furthering the complexity of the regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet or VoIP networks. Such laws or regulations may therefore harm our business.

Provisions of our charter documents and Maryland law could also discourage an acquisition of our company that would benefit our stockholders.

Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles of incorporation authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for a classified board of directors, which means that our stockholders may vote upon the retention of only one or two of our seven directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with “interested stockholders.” and limits voting rights upon certain acquisitions of “control shares.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. Our corporate website is http://www.sonicfoundry.com. Electronic access to our filings is available at the Investor Information section of the website. However, the information on the website, other than documents specifically incorporated by reference as listed below, does not constitute a part of the Prospectus.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

•	Our amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2006;

•	The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 222 West Washington Avenue, Suite 775, Madison, WI 53703, Telephone (608) 443-1600.

FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words “believe”, “anticipate”, “plan”, “expect”, “may”, “will”, “would”, “intend”, “estimate” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions.

We do not assume any obligation to update any forward-looking statement we make.

SONIC FOUNDRY, INC.

Company Overview

Who We Are

Sonic Foundry, Inc. is a technology leader in the emerging web communications marketplace, providing enterprise solutions and services that link an information-driven world. Our principal product line, Mediasite™, is a web communication and content management system that automatically and cost-effectively webcasts lectures and presentations. Trusted by Fortune 500 companies, top education institutions and Federal, state and local government agencies for a variety of critical communication needs, we believe Mediasite is the leading one-to-many multimedia communication solution for capturing knowledge and sharing it online.

Our core product is the Mediasite web communication and content management system. In the short time since we first introduced Mediasite, the system has set the standard as a transformational communications medium, changing the way organizations communicate via the web and how people around the globe receive vital information needed for work, professional advancement, safety and education.

The Mediasite solution family includes Mediasite Recorders to capture multimedia presentations; Mediasite Server Software to stream, archive and manage online presentation content; Mediasite Hosting Services to provide a user-friendly, pay-as-you go content hosting alternative; and SmartServe Services to provide annual software maintenance and technical support. Related products and services include installation, training, event capture and custom development services.

Mediasite lets organizations create affordable multimedia webcasts and gives them the tools to manage and secure their presentations. At the push of one button, Mediasite Recorders automate the capture and delivery of multimedia presentations and lectures (combining audio, video and accompanying graphics) for either live or on-demand viewing via the Internet. The process is unobtrusive and instantaneous, requiring no time-consuming or costly production. Viewers access the information live or on-demand anytime, anywhere using nothing more than a standard web browser. Mediasite Server Software provides a unified web communications platform to webcast presentations over the Internet for live or on-demand access and archive presentations in online catalogs. Mediasite Server centrally stores, secures, manages and monitors these media assets so they can be leveraged across large enterprises. Mediasite Hosting Services are available in Quick Start and Turnkey offerings to provide hosting, delivery and management of online multimedia content using our hosting data center and infrastructure, enabling organizations to take advantage of Mediasite without having to wade through the IT or network complexities associated with their own technology environment. SmartServe Services provide Mediasite customers annually renewable maintenance and support plans on their Mediasite solutions—giving them access to our technical skills and Mediasite software updates.

Currently, we have over one thousand media recorders installed within presentation venues around the world. We believe that these growing repositories drive further interest in deploying advanced search technology. Work on search technology began in the early 1990s through the initial efforts of Carnegie Mellon University and its Informedia project. Since that time, we have continued to advance and commercialize the technology to its present state. In December 2005, we launched Mediasite.com to showcase the public lectures, briefings and conference sessions of many education, government and corporate entities. Mediasite.com is the first search portal which aggregates publicly-available presentations of audio, video and graphical content, currently indexing over 11,000 public presentations or almost 9,000 hours of content. Mediasite.com also serves as a beta testing environment for new search technology initiatives involving speech recognition, phonetic speech, optical character recognition, language processing and contextual analysis to identify key words that are found within the graphics, audio and video of multimedia communications online.

Sonic Foundry, Inc., the parent company of Sonic Foundry Media Systems, Inc., our web communications business, was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 222 West Washington Ave., Madison, Wisconsin, 53703 and our telephone number is (608) 443-1600. Our corporate website is http://www.sonicfoundry.com. We make available, free of charge, at the “Investor Information” section of our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports required to be filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the filing of such reports with the Securities and Exchange Commission.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes including capital expenditures, support for our continuing research and development, business development activities, the enforcement of patent rights and the defense of patent infringement claims, and working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the extent of our research and development efforts, technological advances and the competitive environment for our products. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used although we currently are not planning or negotiating any such transactions. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the securities will be described in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to the capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part and into this prospectus. See “Where You Can Find More Information”.

General

Our articles of incorporation provide us with the authority to issue 100,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. We will disclose in an applicable prospectus supplement the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Our Common Stock

Each share of our common stock is entitled to dividends if, as and when dividends are declared by our board of directors and paid. We will pay any dividend so declared and payable in cash, capital stock or other property equally, share for share, on our common stock.

Each share of our common stock is entitled to one vote on all matters. No stockholder of our common stock has preemptive or other rights to subscribe for additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of the shares of our common stock are entitled to share equally, share for share, in the assets available for distribution, subject to any liquidation preference on any outstanding shares of our preferred stock.

Our Preferred Stock

We will issue our preferred stock from time to time in one or more series as determined by our board of directors. Our board of directors is authorized to issue the shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Foundry without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Anti-Takeover Provisions

in Our Articles of Incorporation and By-Laws

Provisions of our articles of incorporation and bylaws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles of incorporation authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one or two of our seven directors each year.

Maryland Anti-Takeover Laws

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of capital stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by (a) the interested stockholder with whom or with whose affiliate the business combination is to be effected and (b) shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisition

Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights unless the corporation’s stockholders approve such voting rights by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or directors of the corporation who are also employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including providing a statement to us detailing, among other things, the acquiring person’s identity and stock ownership and an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, at the fair market value of such shares. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our articles of incorporation or bylaws.

Indemnification of Directors and Officers

Our articles of incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services;

•	or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

In addition, our bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In no event will any underwriter or dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities on a firm commitment basis for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

LEGAL MATTERS

The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 220,000 shares of our Common Stock.

EXPERTS

The consolidated financial statements of Sonic Foundry, Inc. included in the Company’s Annual Report on Form 10-K, incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.